Exhibit 99.1

News Release

Contact:

Juan José Orellana

Investor Relations

562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES PROPOSED OFFERING OF $500 MILLION

OF SENIOR NOTES DUE 2022

Long Beach, California (November 2, 2015) – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that it intends to privately offer, subject to market and other conditions, $500 million aggregate principal amount of senior notes due 2022 (the “Notes”). In connection with the offering, the Company will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Notes for new registered notes having substantially identical terms to the Notes.

The Company will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers will offer the Notes only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and to certain persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes will be guaranteed by each of the Company’s existing and future direct and indirect domestic restricted subsidiaries that guarantee the Company’s existing revolving credit facility. As of the issue date of the Notes, the only subsidiaries of the Company that will guarantee the Notes are Molina Information Systems, LLC and Molina Medical Management, Inc. The interest rate, offering price and other terms of the Notes will be determined by negotiations between the Company and the initial purchasers. The issuance of the Notes will be subject to customary closing conditions.

The Company intends to use the net proceeds of this offering for general corporate purposes, which may include the repayment of indebtedness, funding for future acquisitions, capital expenditures, additions to working capital and capital contributions to the Company’s health plan subsidiaries to meet statutory requirements in new or existing states.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction where such offer, solicitation or sale is prohibited.

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About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 3.5 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

Cautionary Statement under the Private Securities Litigation Reform Act: This press release contains “forward-looking statements” that are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. A discussion of the risk factors facing the Company can be found in its annual report on Form 10-K for the year ended December 31, 2014, in its quarterly report on Form 10-Q for the quarter ended September 30, 2015, in its Form 8-K current reports, and in its other reports and filings with the SEC. These reports can be accessed on the SEC’s website at www.sec.gov. The Company undertakes no obligation to release any revisions to any forward-looking statements.

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